Exhibit 99.1

Investor Relations

Amy Dahl

Managing Director, Corporate Communications and Investor Relations

(952) 887-8917, amy.dahl@toro.com

Media Relations

Branden Happel

Senior Manager, Public Relations

(952) 887-8930, branden.happel@toro.com

For Immediate Release

The Toro Company Reports Record Fiscal 2014 Results

•                  Fiscal 2014 sales increase 6.4 percent to a record $2.2 billion

•                  Net earnings per share for the year up 15 percent to a record $3.02

•                  Quarterly cash dividend increased 25 percent to $0.25 per share

•                  Company achieves Destination 2014 goals and launches next employee initiative

•                  BOSS® acquisition closed and integration progressing well

BLOOMINGTON, Minn. (December 4, 2014) — The Toro Company (NYSE: TTC) today reported net earnings of $173.9 million, or $3.02 per share, on a net sales increase of 6.4 percent to $2.173 billion for its fiscal year ended October 31, 2014. In fiscal 2013, the company delivered net earnings of $154.8 million, or $2.62 per share, on net sales of $2.041 billion.

For the fourth quarter, Toro reported net earnings of $10.9 million, or $0.19 per share, on a net sales increase of 8.3 percent to $414.1 million. In the comparable fiscal 2013 period, the company posted net earnings of $5 million on net sales of $382.4 million.

The company also announced that its board of directors has declared a quarterly cash dividend of $0.25 per share, a 25 percent increase from its previous quarterly dividend rate of $0.20 per share. This dividend is payable on January 12, 2015, to shareholders of record on December 23, 2014.

“Fiscal 2014 was a significant year for The Toro Company for many reasons,” said Michael J. Hoffman, Toro’s chairman and chief executive officer. “We delivered record sales, operating earnings and earnings per share, which enabled us to successfully achieve our Destination 2014 revenue and profitability targets. We celebrated our Centennial and officially launched the company’s second century. We entered into and subsequently closed the largest acquisition in our history with the addition of the BOSS® professional snow and ice management business. Finally, we returned almost $150 million to our shareholders through the payment of $45 million in dividends and the repurchase of more than 1.6 million shares of our common stock.”

“I’d like to thank the entire team for their dedication and execution throughout the year. Their passion for innovation and customer service helped to drive retail sales across our portfolio. On the residential side of our business, we delivered double-digit revenue growth fueled by abundant snow conditions in key North American markets early in 2014 that generated strong in-season sales of our snow thrower products. Low field inventories and pent-up consumer demand set the stage for the robust snow pre-season that began late this summer and continues to date. The residential business also saw gains from solid retail demand for our residential zero turn mowers, as homeowners continue to transition to these more efficient cutting platforms. Turning to our professional businesses, contractors who also benefited from the snow season made early investments in landscape maintenance equipment, helping to drive our sales. New product features and favorable summer growing conditions provided additional momentum for the category. In golf, innovative new product offerings—including our new INFINITY™ sprinklers—helped us to expand our worldwide market-leading equipment and irrigation positions. We also continued to develop and grow our newer micro-irrigation, rental and specialty construction businesses.”

“In addition to driving revenue growth, our enterprise focus on improving productivity and leveraging expenses is yielding results. It is the combination of all of these efforts that enabled us to deliver record results for the year and successfully complete our four-year Destination 2014 journey. I am proud of the levels of performance that our team was able to achieve through this initiative, including growing organic revenues more than $430 million over the four-years and establishing a new level of operating earnings performance at 12.1 percent of sales as of the end of fiscal 2014. None of that would have been possible without the remarkable contributions of all of our engaged employees and channel partners around the world.”

“Looking ahead to fiscal 2015, we are cautiously optimistic. Our end markets are sound. Contractors will seek productivity-enhancing solutions for maintaining turf and managing snow and ice.  Golf course renovations and development will progress in key markets. Around the world, customers will transition to more efficient methods of irrigation, particularly for agricultural use. Commercial and residential development and infrastructure improvements will continue, and homeowners will replace their lawn, snow and handheld products.”

“We are well positioned to capitalize on market growth and drive share gains with new and innovative product offerings across our businesses and additional product placements with key customers. We are encouraged by expected retail demand but, as always, will keep a watchful eye on field inventory levels and other market conditions. We are excited about the addition of BOSS to our portfolio and are focused on a successful integration, which is progressing well and helped by the cultural alignment among our two companies. We launched a new employee initiative, Destination PRIME, which will provide momentum to help us drive growth and further improve productivity over the next three years, while also continuing our century-long commitment to innovation, relationships and excellence. Despite our optimism, we are certainly mindful of the challenges that unfavorable weather and economic conditions can create for our businesses and customers. We will remain flexible and are prepared to make adjustments across the enterprise as necessary.”

The company expects revenue growth for fiscal 2015 to be about 8 to 10 percent, and net earnings to be about $3.30 to $3.40 per share. For the first quarter, the company expects net earnings to be about $0.47 per share.

SEGMENT RESULTS

Professional

•                  Professional segment net sales for fiscal 2014 totaled $1.478 billion, up 3.7 percent over last year. Sales of landscape maintenance equipment increased on strong retail demand for our zero turn mowers and new products introduced during the year. Global micro irrigation sales increased with continued demand for more efficient irrigation solutions for agriculture. Ground engaging and rental equipment sales grew on increased demand for our products. Worldwide golf sales were up as existing golf courses continued to replace aging irrigation systems and equipment with our innovative product offerings, including our new INFINITY™ sprinklers, and new international golf course projects were awarded to us. For the fourth quarter, professional segment net sales were $268.9 million, up 5.1 percent from the comparable fiscal 2013 period.

•                  Professional segment earnings for fiscal 2014 totaled $276.3 million, up 8.6 percent from the prior year. For the fourth quarter, professional segment earnings were $31.6 million, up from $21.8 million in the comparable fiscal 2013 period.

2

Residential

•                  Residential segment net sales for fiscal 2014 were $672.4 million, up 13.1 percent from last year. Sales of our snow thrower products increased due to strong in-season retail demand driven by abundant snowfall across key North American markets early in fiscal 2014 and robust pre-season demand that began late this summer and continued through the end of our fiscal year. Sales of domestic residential zero turn riding products grew on continued retail demand for these mowing platforms. Increased demand for our handheld solutions also contributed to residential segment net sales for the fiscal year. Somewhat offsetting these increases were lower sales of our products in Australia due to unfavorable currency exchange rates and weather conditions. For the fourth quarter, residential segment net sales were $138.8 million, up 19 percent from the comparable fiscal 2013 period.

•                  Residential segment earnings for fiscal 2014 totaled $76.9 million, up 24 percent from fiscal 2013. For the fourth quarter, residential segment earnings were $16.3 million, up from $10.1 million in the comparable fiscal 2013 period.

OPERATING RESULTS

Gross margin as a percent of sales for fiscal 2014 improved 10 basis points from last year to 35.6 percent. For the fourth quarter, gross margin as a percent of sales increased 90 basis points to 34.5 percent. For both periods, the increases primarily were due to realized pricing and productivity improvements somewhat offset by unfavorable segment mix, unfavorable currency exchange rates and slightly higher commodity costs.

Selling, general and administrative (SG&A) expense as a percent of sales for fiscal 2014 decreased 70 basis points from last year to 23.5 percent. For the fourth quarter, SG&A expense as a percent of sales decreased 160 basis points to 29.8 percent. For both periods, the decreases primarily were due to the leveraging of expenses over higher sales volumes.

Other income for fiscal 2014 was $8.7 million, down $3.5 million from last year. This decrease primarily was due to a one-time legal recovery realized in fiscal 2013 that was not repeated this year, as well as higher foreign currency losses this year.

Operating earnings as a percent of sales for fiscal 2014 improved 80 basis points from last year to 12.1 percent. For the fourth quarter, operating earnings improved 250 basis points to 4.7 percent of sales.

Interest expense for fiscal 2014 was $15.4 million, down 4.8 percent from last year. For the fourth quarter, interest expense totaled $4.4 million, an increase of 11.7 percent from the same period last year.

The effective tax rate for fiscal 2014 was 32.2 percent compared to 31.7 percent last year when the company benefited from the retroactive reinstatement of the domestic research tax credit.

Accounts receivable at the end of fiscal 2014 totaled $158.2 million, up 1 percent from last year. Net inventories were $274.6 million, up 14.4 percent from last year. Trade payables were $124.3 million, down 8.7 percent from last year.

Average net working capital (accounts receivable plus net inventory less trade payables) as a percent of net sales as of the end of fiscal 2014 was 15.1 percent compared to 16.6 percent as of the end of last year.

3

About The Toro Company

The Toro Company (NYSE: TTC) is a leading worldwide provider of innovative solutions for the outdoor environment, including turf, snow and ground engaging equipment and irrigation and outdoor lighting solutions. With sales of $2.2 billion in fiscal 2014, Toro’s global presence extends to more than 90 countries.  Through constant innovation and caring relationships built on trust and integrity, Toro and its family of brands have built a legacy of excellence by helping customers care for golf courses, landscapes, sports fields, public green spaces, commercial and residential properties and agricultural fields. For more information, visit www.thetorocompany.com.

LIVE CONFERENCE CALL

December 4, 2014 at 10:00 a.m. CST

www.thetorocompany.com/invest

The Toro Company will conduct its earnings call and webcast for investors beginning at 10:00 a.m. CST on December 4, 2014. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Forward-Looking Statements

This news release contains forward-looking statements, which are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current assumptions and expectations of future events, and often can be identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual events and results to differ materially from those projected or implied. Particular risks and uncertainties that may affect our operating results or financial position include: worldwide economic conditions, including slow or negative growth rates in global and domestic economies and weakened consumer confidence; disruption at our manufacturing or distribution facilities, including drug cartel-related violence affecting our maquiladora operations in Juarez, Mexico; fluctuations in the cost and availability of raw materials and components, including steel, engines, hydraulics and resins; the impact of abnormal weather patterns, including unfavorable weather conditions exacerbated by global climate change or otherwise; the impact of natural disasters and global pandemics; the level of growth or contraction in our key markets; government and municipal revenue, budget and spending levels; dependence on The Home Depot as a customer for our residential business; elimination of shelf space for our products at dealers or retailers; inventory adjustments or changes in purchasing patterns by our customers; our ability to develop and achieve market acceptance for new products; increased competition; the risks attendant to international operations and markets, including political, economic and/or social instability and tax policies in the countries in which we manufacture or sell our products; foreign currency exchange rate fluctuations; our relationships with our distribution channel partners, including the financial viability of our distributors and dealers; risks associated with acquisitions, including the recent acquisition of the BOSS® professional snow and ice management business; management of our alliances or joint ventures, including Red Iron Acceptance, LLC; the costs and effects of enactment of, changes in and compliance with laws, regulations and standards, including those relating to consumer product safety, Tier 4 emissions requirements, conflict mineral disclosure, taxation, healthcare, and environmental, health and safety matters; unforeseen product quality problems; loss of or changes in executive management or key employees; the occurrence of litigation or claims, including those involving intellectual property or product liability matters; and other risks and uncertainties described in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. We undertake no obligation to update forward-looking statements made herein to reflect events or circumstances after the date hereof.

(Financial tables follow)

4

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013
Net sales	$414,140	$382,366	$2,172,691	$2,041,431
Gross profit	143,137	128,648	773,271	724,797
Gross profit percent	34.5%	33.6%	35.6%	35.5%
Selling, general, and administrative expense	123,494	120,241	510,114	494,135
Operating earnings	19,643	8,407	263,157	230,662
Interest expense	(4,361)	(3,903)	(15,426)	(16,210)
Other income, net	2,494	4,841	8,714	12,261
Earnings before income taxes	17,776	9,345	256,445	226,713
Provision for income taxes	6,874	4,395	82,575	71,868
Net earnings	$10,902	$4,950	$173,870	$154,845

Basic net earnings per share	$0.19	$0.09	$3.09	$2.67

Diluted net earnings per share	$0.19	$0.08	$3.02	$2.62

Weighted average number of shares of common stock outstanding — Basic	55,951	57,406	56,359	57,922

Weighted average number of shares of common stock outstanding — Diluted	57,244	58,750	57,628	59,105

Segment Data (Unaudited)

(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
Segment Net Sales	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013
Professional	$268,871	$255,813	$1,477,578	$1,425,259
Residential	138,779	116,622	672,443	594,411
Other	6,490	9,931	22,670	21,761
Total *	$414,140	$382,366	$2,172,691	$2,041,431

* Includes international sales of	$124,585	$123,000	$622,614	$615,371

	Three Months Ended		Fiscal Years Ended
Segment Earnings (Loss) Before Income Taxes	October 31, 2014	October 31, 2013	October 31, 2014	October 31, 2013
Professional	$31,640	$21,807	$276,305	$254,424
Residential	16,262	10,130	76,916	62,033
Other	(30,126)	(22,592)	(96,776)	(89,744)
Total	$17,776	$9,345	$256,445	$226,713

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	October 31, 2014	October 31, 2013
ASSETS
Cash and cash equivalents	$314,873	$182,993
Receivables, net	158,158	157,171
Inventories, net	274,603	240,089
Prepaid expenses and other current assets	33,580	33,258
Deferred income taxes	42,822	39,756
Total current assets	824,036	653,267

Property, plant, and equipment, net	205,195	185,096
Long-term deferred income taxes	26,075	25,981
Goodwill and other assets, net	137,109	138,404
Total assets	$1,192,415	$1,002,748

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$6,640	$—
Short-term debt	20,818	—
Accounts payable	124,271	136,158
Accrued liabilities	248,691	252,687
Total current liabilities	400,420	388,845

Long-term debt, less current portion	347,316	223,544
Deferred revenue	10,947	10,899
Deferred income taxes	—	5,969
Other long-term liabilities	25,005	14,753
Stockholders’ equity	408,727	358,738
Total liabilities and stockholders’ equity	$1,192,415	$1,002,748

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Fiscal Years Ended
	October 31, 2014	October 31, 2013
Cash flows from operating activities:
Net earnings	$173,870	$154,845
Adjustments to reconcile net earnings to net cash provided by operating activities:
Noncash income from finance affiliate	(7,262)	(7,097)
Provision for depreciation and amortization	53,138	54,134
Stock-based compensation expense	11,291	10,237
(Increase) decrease in deferred income taxes	(4,700)	149
Other	28	10
Changes in operating assets and liabilities, net of effect of acquisitions:
Receivables, net	(5,042)	(11,912)
Inventories, net	(37,183)	9,373
Prepaid expenses and other assets	(3,245)	(6,825)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	1,470	18,962
Net cash provided by operating activities	182,365	221,876

Cash flows from investing activities:
Purchases of property, plant, and equipment	(71,138)	(49,427)
Proceeds from asset disposals	479	413
Distributions from finance affiliate, net	5,672	6,342
Acquisitions, net of cash acquired	(715)	(2,101)
Net cash used in investing activities	(65,702)	(44,773)

Cash flows from financing activities:
Increase in (repayments of) short-term debt	19,498	(415)
Increase in (repayments of) long-term debt	129,557	(1,739)
Excess tax benefits from stock-based awards	8,857	6,134
Proceeds from exercise of stock options	7,192	9,808
Purchases of Toro common stock	(103,039)	(99,587)
Dividends paid on Toro common stock	(45,048)	(32,499)
Net cash provided by (used in) financing activities	17,017	(118,298)

Effect of exchange rates on cash and cash equivalents	(1,800)	(1,668)

Net increase in cash and cash equivalents	131,880	57,137
Cash and cash equivalents as of the beginning of the fiscal year	182,993	125,856

Cash and cash equivalents as of the end of the fiscal year	$314,873	$182,993